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                           EXHIBIT 99A

          REGISTRANT'S PRESS RELEASE DATED JUNE 21, 1996

BOSTON ACOUSTICS
______________________________________________________________________________
300 Jubilee Drive
P.O. Box 6015
Peabody, MA  01961-6015
(508) 538-5000

For Immediate Release                          Contact: Boston Acoustics
- ---------------------                                   Debra Ricker-Rosato
                                                        508-538-5000

                BOSTON ACOUSTICS COMPLETES ACQUISITION OF
                              SNELL ACOUSTICS

      NAMES IRA FRIEDMAN AS PRESIDENT OF SNELL ACOUSTICS SUBSIDIARY


     PEABODY, Mass., June 21, 1996 -- Boston Acoustics' Chairman and CEO Frank Reed today announced the completion of the acquisition of the business of Snell Acoustics, Inc., and named Ira Friedman as President of its new Snell subsidiary.

     The assets of Snell Acoustics were purchased by BA Acquisition Corp., a wholly-owned subsidiary of Boston Acoustics, Inc. Snell Acoustics manufacturers high-end home loudspeaker systems for the audiophile market at its factory in Haverhill, Massachusetts.

     Mr. Friedman joined Boston Acoustics in 1989 as Director of Marketing and was promoted to Vice President of Marketing in 1991. He assumed responsibilities for international sales in 1994. Friedman, who holds an MBA from the Harvard Business School, previously worked as a marketing consultant for various advertising agencies in San Diego, CA.

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     "Snell will immediately benefit from our infusion of operating capital,"
stated Mr. Reed, "And, in Ira Friedman, it has a capable and talented leader to strengthen its market position and to grow into a significant factor in the home entertainment business."

     "Snell will be operated as an autonomous subsidiary. We expect it to be a vigorous competitor to us, as well as others in the industry," added Boston Acoustics President Andy Kotsatos.

     Established in 1979 by Frank Reed and Andy Kotsatos, Boston Acoustics (NASDAQ:BOSA) manufacturers and markets high performance, high value loudspeaker systems for use in homes and cars. The Company recently relocated to its custom-built 150,000 square foot manufacturing and office facility in Peabody, Mass.